Exhibit 4.1

EXECUTION VERSION

Dated 23 December 2021

BABYLON HOLDINGS LIMITED

as Issuer

- and –

THE ENTITIES LISTED HEREIN AS NOTE SUBSCRIBERS

as Note Subscribers

Up to US$100,000,000 Notes due 2026

(to be consolidated and form a single series with the

US$200,000,000 Notes due 2026 issued on 4 November 2021)

NOTE SUBSCRIPTION AGREEMENT

WE OPERATE IN THE UK AND ITALY AS SHEARMAN & STERLING (LONDON) LLP, A LIMITED LIABILITY PARTNERSHIP ORGANISED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS. SHEARMAN & STERLING (LONDON) LLP IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY (FIRM SRA NUMBER 211340). A LIST OF ALL PARTNERS’ NAMES, WHICH INCLUDES SOLICITORS AND REGISTERED FOREIGN LAWYERS, IS OPEN FOR INSPECTION AT THE ABOVE ADDRESS. EACH PARTNER OF SHEARMAN & STERLING (LONDON) LLP IS ALSO A PARTNER OF SHEARMAN & STERLING LLP WHICH HAS OFFICES IN THE OTHER CITIES NOTED ABOVE.

THIS NOTE SUBSCRIPTION AGREEMENT (the “Agreement”) is made on 23 December 2021

BETWEEN:

(1)	BABYLON HOLDINGS LIMITED, a company incorporated in Jersey under registration number 115471 whose registered office is 13 Castle Street, St. Helier, JE1 1ES, Jersey (the “Issuer”); and

(2)	THE ENTITIES listed in Schedule 1 (The Note Subscribers) (the “Note Subscribers” and each a “Note Subscriber”),

(each a “Party” and together the “Parties”).

WHEREAS:

(A)

On the Closing Date (as defined below), the Issuer plans to issue to the Note Subscribers up to US$100,000,000 Notes due 2026 (the “Notes”). The Notes, from 4 May 2022, will be consolidated and form a single series with the Issuer’s US$200,000,000 Notes due 2026 issued on 4 November 2021 (the “Original Notes”). The creation and issue of the Notes has been approved by AlbaCore Partners III Investment Holdings Designated Activity Company (in its capacity as Holder Majority of the Original Notes) on or about the date of this Agreement.

(B)

The Notes shall be constituted by way of a supplemental deed poll in the Agreed Form to be entered on the Closing Date by the Issuer (the “Supplemental Deed Poll”) which shall supplement and amend the deed poll dated 4 November 2021 entered into by the Issuer (the “Principal Deed Poll”, and together with the Supplemental Deed Poll, the “Deed Poll”) constituting the Original Notes. The Notes shall have the terms and conditions (the “Conditions”) set out in Schedule 1 to the Supplemental Deed Poll.

(C)

The Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold directly or indirectly within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

(D)	The offering of Notes is being made by the Issuer in a private placement transaction in a manner not requiring registration under the Securities Act.

(E)

The Notes will be represented by certificates (each, a “Certificate” and together, the “Certificates”), duly executed and registered in the Register in the name of each Note Subscriber in respect of such Note Subscriber’s holding of the Notes.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 (Definitions and Interpretation) apply:

1.1	Definitions

“Affiliate” means, in relation to any person, a Subsidiary of that person or a holding company of that person or any other Subsidiary of that holding company;

“Agreed Form” means, in relation to any document, the form of that document which has been identified as agreed by or on behalf of each of the Parties on or before the date of this Agreement, with such changes as each Party may expressly agree in writing before the Closing Date;

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Issuer or its Subsidiaries from time to time concerning or relating to bribery or corruption;

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and laws or regulations related to money laundering or terrorist financing, including the anti-money laundering statutes and the rules and regulations thereunder and any related or similar laws, rules, regulations or guidelines in any jurisdiction to which the Issuer or Subsidiary is subject or in which the proceeds of the Notes will be used;

“Applicable Laws” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil code of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice having force of law, statutory guidance and policy notes;

“Associated Company” means in relation to a person, (a) any of its Affiliates, or any fund, partnership, special purpose vehicle or similar vehicle (the “Entity”) in respect of which the person or any of its Affiliates is (i) a limited partner or the general partner; or (ii) an investment manager; or (iii) directly or indirectly Controls the Entity or (b) any investor of an Entity of such person and for the purposes of this definition, “Control” means in relation to any person, where a person has direct or indirect control over more than 50% of the voting share capital of the relevant person and “Controls” shall have a corresponding meaning;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Business Combination” has the meaning given to it in the proxy statement for special meeting of stockholders of Alkuri Global Acquisition Corp. dated 2 July 2021;

“Business Day” means, a day (other than Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in Dublin, London, New York and Jersey;

“Certificate” has the meaning given to it in Recital (E);

“Closing” means the completion of the issue and subscription of the Notes pursuant to Clause 4 (Closing) of this Agreement;

“Closing Date” means 31 March 2022 or such other date as the Company and a Note Subscriber Majority may agree in writing;

“Conditions” has the meaning given to it in Recital (B);

“Confidential Information” has the meaning given to it in Clause 6.1 (Confidential Information);

“Deed Poll” has the meaning given to it in Recital (B), in the Agreed Form as at the date of this Agreement;

“Default” means any event or circumstance which (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of the foregoing) would constitute (after the issue of the Notes) an Event of Default;

“Effective Time” has the meaning given to it in the proxy statement for special meeting of stockholders of Alkuri Global Acquisition Corp. dated 30 September 2021;

“Event of Default” has the meaning given to such term in the Conditions;

“Existing Note Subscriber” has the meaning given to it in Clause 7.9.2;

“Existing Shareholders” means the shareholders listed in the certified share register excerpt of the Issuer dated as of the date of this Agreement;

“Financial Indebtedness” has the meaning given to it in the Conditions;

“first fund” has the meaning provided in the definition of Related Fund;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” has the meaning given to it in the definition of Material Adverse Effect;

“Holder Majority” has the meaning given in the Principal Deed Poll;

“Instrument” means the Deed Poll together with the Conditions;

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may on or after the date of this Agreement subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of the Issuer (which may on or after the date of this Agreement subsist);

“Issue Price” means 100 per cent. of the Principal Amount;

“Jersey Registrar” has the meaning given to it in paragraph 1.19(d) of Schedule 2;

“Joint Venture” has the meaning given to it in the Conditions;

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any other relevant jurisdiction; and

(d)	any general principles of law which are set out as qualifications to matters of law in any legal opinions delivered pursuant to Clause 3.1 (Conditions Precedent);

“Limitation	Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“Material Adverse Effect” has the meaning given to it in the Conditions;

“New Note Subscriber” has the meaning given to it in Clause 7.9.2;

“Notes” has the meaning given to it in Recital (A);

“Note Subscriber Majority” means Note Subscribers with an aggregate commitment to subscribe for more than 50% of the Notes on the terms and subject to the conditions of this Agreement;

“Party” means a party to this Agreement and “Parties” shall be construed accordingly;

“Principal Amount” means the aggregate principal amount of the Notes denominated in dollars which shall be determined by the Issuer and confirmed in writing to the Note Subscribers no later than 20 Business Days prior the Closing Date, and which shall not be less than US$75,000,000 and no more than US$100,000,000;

“Proceedings” has the meaning given to it in Clause 7.2.1;

“Prospectus Regulation” means Regulation (EU) 2017/1129;

“Quasi-Security” has the meaning given to it in the Conditions;

“Register” has the meaning given to it in the Conditions;

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Right” means any right, power or remedy in connection with this Agreement;

“Sanctioned Country” means, at any time, any country or other territory that is the subject of comprehensive country-wide Sanctions, which at the date of this Agreement, are Crimea (as defined and construed in the applicable Sanctions), Cuba, Iran, North Korea, South Sudan and Syria;

“Sanctioned Person” means, at any time, any individual or entity that is:

(a)	listed on, owned 50% or more, or otherwise controlled (directly or indirectly) by a person listed on a Sanctions List;

(b)	a government of a Sanctioned Country;

(c)	an agency or entity directly or indirectly owned 50% or more or controlled by, a government of a Sanctioned Country; or

(d)	located, incorporated, organised or ordinarily resident in a Sanctioned Country.

“Sanctions” means any trade, financial or economic sanctions or trade embargoes imposed, enacted, administered or enforced by the United States of America (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury), the United Nations Security Council, the United Kingdom, the European Union, Jersey, and/or the governments and official institutions or agencies of any of the aforementioned;

“Sanctions List” means any of the lists of specifically designated nationals or similarly sanctioned individuals or entities (or equivalent) issued by the authorities listed in the definition of “Sanctions”;

“Securities Act” has the meaning given to it in Recital (C);

“Security” has the meaning given to it in the Conditions;

“Shares” means shares in the capital of the Issuer;

A company is a “Subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

(a)	holds a majority of the voting rights in it;

(b)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(c)	is a member or shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(d)

has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Instrument; and

(c)	the Warrant Instrument;

“Transfer Agreement” means a deed substantially in the form set out in Schedule 4 (Form of Transfer Agreement).

“UK” means the United Kingdom;

“UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended by the European Union (Withdrawal Agreement) Act 2020);

“Warrantholder Register” means a register of persons in whose names a Warrant is registered from time to time;

“Warrants” mean the warrants to be issued to the Note Subscribers and constituted pursuant to the Warrant Instrument amended and restated by the Issuer on or about the Closing Date; and

“Warrant Instrument” means the amended and restated warrant instrument in the Agreed Form to be entered into by the Issuer in favour of, among others, the Note Subscribers on the Closing Date.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1.	a person include any company, corporation, firm, joint venture, partnership, fund or unincorporated association (whether or not having separate legal personality); and

1.3.2.	a company include any company, corporation or any body corporate, wherever incorporated.

1.4	Modification etc. of statutes

References to a statute or statutory provision include:

1.4.1.	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.4.2.	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.4.3.	any subordinate legislation made from time to time under that statute or statutory provision.

1.5	Headings

Headings shall be ignored in interpreting this Agreement.

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

1.7	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.8	Currency Symbols and Definitions

“$”, “US$” and “dollar” denote the single currency of the United States of America.

1.9	New Note Subscribers

References to Note Subscribers shall include (unless the context otherwise requires) the New Note Subscribers.

2.	ISSUE OF THE NOTES

2.1	Undertaking to issue the Notes

Subject to, and in accordance with, the provisions of this Agreement, the Issuer undertakes to each Note Subscriber that:

2.1.1.

the Issuer will issue the Notes to each Note Subscriber on the Closing Date in the principal amount equal to the proportion of the Principal Amount specified opposite each Note Subscriber’s name in Schedule 1 (The Note Subscribers) (the “Subscription Proportion”), in accordance with this Agreement; and

2.1.2.	the Issuer will, on or before the Closing Date, execute the Supplemental Deed Poll.

2.2	Undertaking to subscribe

Subject to, and in accordance with, the provisions of this Agreement, each Note Subscriber undertakes to the Issuer to subscribe for its proportion of the principal amount of the Notes at the Issue Price on the Closing Date and to procure payment of the Issue Price in respect of its proportion of the principal amount of the Notes in accordance with Clause 4.2.3 (Payment of Issue Price).

2.3	Costs and Expenses

The Issuer shall, subject to the Closing Date occurring, pay the Note Subscribers the amount of all costs and expenses (including the fees of Shearman & Sterling (London) LLP, Ogier (Jersey) LLP and Duff & Phelps) up to a maximum aggregate amount of US$125,000 inclusive of VAT, which are properly incurred and documented by the Note Subscribers in connection with the negotiation, preparation and execution of this Agreement and any other documents referred to in this Agreement (including any Transaction Document) by the date that is no later than 30 calendar days following the Closing Date.

2.4	Stamp Duties

The Issuer shall pay any and all stamp, registration and other similar taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the authorisation, creation, issuance and delivery of the Notes and the execution, delivery and performance of the Transaction Documents and the Issuer shall indemnify the Note Subscribers against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

2.5	Note Subscriber’s rights and obligations

2.5.1.

The obligations of each Note Subscriber under this Agreement are several. Failure by a Note Subscriber to perform its obligations under this Agreement does not affect the obligations of any other Party. No Note Subscriber is responsible for the obligations of any other Note Subscriber under this Agreement.

2.5.2.

The rights of each Note Subscriber under or in connection with this Agreement are separate and independent rights and any debt arising under this Agreement to a Note Subscriber from the Issuer is a separate and independent debt in respect of which a Note Subscriber shall be entitled to enforce its rights in accordance with Clause 2.5.3 below. The rights of each Note Subscriber include any debt owing to that Note Subscriber under this Agreement and, for the avoidance of doubt, the outstanding principal amount of any Note held by a Note Subscriber or any other amount owed by the Issuer which relates to that Note or that Note Subscriber’s role under this Agreement is a debt owing to that Note Subscriber by the Issuer.

2.5.3.	A Note Subscriber may separately enforce its rights under or in connection with this Agreement.

3.	CONDITIONS

3.1	Conditions Precedent

Each Note Subscriber will only be obliged to subscribe for the Notes if:

3.1.1.

prior to or at the Closing, such Note Subscriber has received a copy of the Deed Poll and a copy of the Warrant Instrument, in each case executed by the Issuer, and all the following documents and other evidence in form and substance satisfactory to it:

(a)	a copy of the constitutional documents of the Issuer and any consents issued to the Issuer pursuant to the Control of Borrowing (Jersey) Order 1958;

(b)

a copy of a resolution of the board of directors of the Issuer (i) approving the terms of, and the transactions contemplated by, the Transaction Documents and resolving that it execute the Transaction Documents, (ii) authorising a specified person or persons to execute the Transaction Documents on its behalf and (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents;

(c)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above;

(d)	a certificate of an authorised signatory of the Issuer confirming that issuing the Notes would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded;

(e)

a certificate of an authorised signatory of the Issuer certifying that each copy document relating to it specified in this Clause 3.1.1 is correct, complete and in full force and effect as at the Closing Date;

(f)	a certified copy of the register of members of the Issuer as at the Closing Date;

(g)	the warrant certificates in respect of the Warrants issued to the Note Subscribers;

(h)	a copy of the Warrantholder Register of the Issuer dated the Closing Date;

(i)	a legal opinion of Shearman & Sterling (London) LLP, legal advisers to the Note Subscribers in England, as to enforceability of the Transaction Documents;

(j)	a legal opinion of Walkers (Jersey) LLP, legal advisers to the Issuer in Jersey, as to capacity of the Issuer to enter into the Transaction Documents;

(k)

evidence that any process agent referred to in Clause 7.3 (Service of process) of this Agreement, Condition 15(c) (Service of process) and Clause 9 of the Supplemental Deed Poll has accepted its appointment;

(l)	evidence that all fees payable on the Closing Date to the Note Subscribers will be paid on or prior to the Closing Date; and

(m)

any information and evidence reasonably requested by such Note Subscriber in order to comply with Applicable Laws in respect of anti-money laundering requirements and “know your customer” requirements.

3.1.2.

on or prior to the date that is three (3) Business Days prior to the Closing Date, such Note Subscriber has received all necessary information to enable it to make payment in accordance with Clause 4.2.3 (Payment of Issue Price);

3.1.3.	on the Closing Date, no event has occurred which constitutes (after the issue of the Notes) an Event of Default under condition 8 (Events of Default) in the Conditions, or a Default; and

3.1.4.

on the Closing Date, the representations to be made by the Issuer pursuant to Schedule 2 (Representations) on the Closing Date are true in all material respects or, if the representation is subject to materiality, in all respects.

3.2	Non-Satisfaction/Waiver

3.2.1.

Each Note Subscriber shall give notice to the Issuer upon receipt by it of a copy of the Deed Poll and a copy of the Warrant Instrument, in each case executed by the Issuer, and all of the documents and other evidence listed in Clause 3.1.1(a) to 3.1.1(m) in form and substance satisfactory to it.

3.2.2.	The Note Subscribers may at any time waive in whole or in part and conditionally or unconditionally any of the conditions precedent set out in Clause 3.1 (Conditions Precedent) in writing.

4.	CLOSING

4.1	Date and Place

Subject to Clause 3 (Conditions), Closing shall take place on the Closing Date.

4.2	Closing Events

The closing of the issue shall take place on the Closing Date, whereupon:

4.2.1.	Issue and Registration of Notes

The Issuer shall issue the Notes and cause the Notes to be registered in the Register in the name of each Note Subscriber in respect of such Note Subscriber’s holding of the Notes in accordance with Condition 3(a).

4.2.2.	Delivery of Notes and copy of Register to the Note Subscribers

The Issuer shall deliver: (i) a Certificate to each Note Subscriber as soon as reasonably practicable following the Closing Date; and (ii) a PDF copy of the Register to each Note Subscriber on the Closing Date.

4.2.3.	Payment of Issue Price

Each Note Subscriber shall procure the payment of the Issue Price in respect of its proportion of the principal amount of the Notes to the Issuer in US$ for immediate value to such account as the Issuer has designated to such Note Subscriber in writing at least three (3) Business Days prior to the Closing Date.

4.3	Breach of Closing Obligations

4.3.1.	If, at the Closing:

(a)	the Issuer fails to issue the Notes and/or deliver the Certificate to a Note Subscriber in accordance with this Clause 4 (Closing); or

(b)	the Issuer fails to issue any or all of the Warrants to the Note Subscribers in accordance with the terms of the Warrant Instrument; or

(c)	any of the conditions precedent specified in Clause 3.1 (Conditions Precedent) have not been fulfilled to such Note Subscriber’s satisfaction,

such Note Subscriber shall, at its election, be relieved of all further obligations under this Agreement.

4.3.2.	An election by a Note Subscriber under Clause 4.3.1 above shall not operate as a waiver of any rights such Note Subscriber may have by reason of such failure or such non-fulfilment.

4.4	Use of Proceeds

4.4.1.	The Issuer will use the proceeds from the issue of the Notes for general corporate purposes.

4.4.2.

The Issuer will not directly or indirectly use the proceeds of the issue of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity:

(a)	to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is a Sanctioned Person;

(b)	to fund or facilitate any activities of or business in any Sanctioned Country;

(c)

to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity to improperly obtain, retain or direct business, or to obtain any improper advantage in any other manner, in all cases, in such a way that will result in a violation by any person (including any person participating in the transaction, whether as manager, advisor, investor or otherwise) of Sanctions or Anti-Corruption Laws.

5.	REPRESENTATIONS

5.1	The Issuer Representations

The Issuer makes the representations and warranties set out in Schedule 2 (Representations) to each Note Subscriber on the date of this Agreement (other than the representations and warranties set out in paragraphs 1.16(b), 1.16(c) and 1.16(d) of Schedule 2 (Representations), which are only made on the Closing Date) and, by reference to the facts and circumstances then existing, on the Closing Date (other than the representation and warranty set out in paragraph 1.16(a), which is only made on the date of this Agreement) (for the purposes of which references in Schedule 2 (Representations) to the “date of this Agreement” shall be deemed to be references to the Closing Date).

6.	CONFIDENTIALITY

6.1	Confidential Information

Subject to 6.2 (Exclusions), each Party shall keep confidential the following (the “Confidential Information”):

6.1.1.	all communications between the Parties relating to the Transaction Documents;

6.1.2.

all information in whatever form and other materials supplied and received between the Parties relating to the Transaction Documents which are either marked “confidential” or are by their nature intended to be for the knowledge of the recipient alone; and

6.1.3.	any information relating to:

(a)	the Transaction Documents; and

(b)

the customers, directors, employees, business, assets or affairs of a Party or its Associated Companies and all information concerning the business transactions and/or financial arrangements of a Party or its Associated Companies, and shall not use any Confidential Information for its own business purposes or disclose any Confidential Information to any third party without the consent of the other Parties.

6.2	Exclusions

Clause 6.1 (Confidential Information) shall not prohibit the disclosure or use of any information if and to the extent:

6.2.1.	the information is or becomes publicly available (other than by breach of this Agreement);

6.2.2.	the disclosure of such information is required in connection with the listing of the Notes;

6.2.3.	the relevant Party has given prior approval to the disclosure or use;

6.2.4.	the information is information about the Group which the board of directors of the Issuer has confirmed in writing to the Note Subscribers is not confidential;

6.2.5.	the information is independently developed by a party after the date of this Agreement;

6.2.6.

the disclosure or use is required by Applicable Laws, any governmental or regulatory body or any stock exchange on which the shares of a Party or any of its Associated Companies is listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that Party or any of its Associated Companies) or requested by any court of competent jurisdiction or any relevant governmental, judicial, supervisory, regulatory or self-regulatory body;

6.2.7.	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any documents to be entered pursuant to it;

6.2.8.	the disclosure of information is to any tax authority to the extent such disclosure is reasonably required for the purposes of the tax affairs of a Note Subscriber or any of its Associated Companies;

6.2.9.

provided that in the event that any demand or request for disclosure of Confidential Information is made pursuant to Clauses 6.2.6-6.2.8 above, either Party, as the case may be, shall (to the extent reasonably practicable to do so and, further, subject to such notification not being in breach of any applicable confidentiality obligations) promptly notify the other Party of the existence of such request or demand and shall provide the other Party with a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed;

6.2.10.

the disclosure by a Note Subscriber or its Associated Companies is to any of its Associated Companies and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and is in respect of such information as such Note Subscriber or such Associated Companies shall consider reasonably appropriate, provided that any person to whom the information is to be given pursuant to this Clause 6.2.10 is informed in writing of its confidential nature and that some or all of such information may be price-sensitive information provided further that that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such information; and

6.2.11.

the disclosure of information is on a confidential basis to a bona fide third party, professional advisers, auditors, insurers or financiers of such third party wishing to acquire Notes from a Note Subscriber in accordance with the terms of the Transaction Documents to the extent that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase, or to service providers and professional advisors who in their ordinary course of carrying out their services for such Note Subscriber or its Associated Companies may come into contact with Confidential Information and who are bound by an obligation of confidentiality to such Note Subscriber or is otherwise subject to professional obligations to maintain the confidentiality of the information.

6.3	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 6 (Confidentiality) and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 6 (Confidentiality).

6.4	Duration of Confidentiality Obligations

The obligations contained in this Clause 6 (Confidentiality) shall last for so long as a Note Subscriber holds Notes.

7.	OTHER PROVISIONS

7.1	Governing Law

This Agreement, including any non-contractual obligations arising out of or in connection with it, are governed by, and shall be construed in accordance with, English law.

7.2	Jurisdiction

7.2.1.

Subject to Clause 7.2.2, the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and any non-contractual obligations arising out of or in connection with it and accordingly any legal action or proceedings arising out of or in connection with this Agreement or any such obligations (“Proceedings”) may be brought in such courts and each party irrevocably submits to the exclusive jurisdiction of such courts and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

7.2.2.

Notwithstanding Clause 7.2.1, the Note Subscribers shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Note Subscribers may take concurrent proceedings in any number of jurisdictions.

7.3	Service of process

7.3.1.	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(a)

irrevocably appoints Babylon Partners Limited with registered number 08493276, the registered office of which is at 1 Knightsbridge Green, London, England, SW1X 7QA as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Note Subscribers of the process will not invalidate the proceedings concerned.

7.3.2.

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer shall immediately (and in any event within five (5) days of such event taking place) appoint another agent on terms acceptable to the Note Subscribers. Failing this, the Note Subscribers may appoint another agent for this purpose.

7.4	Notices

7.4.1.	Any notice or other communication in connection with this Agreement shall be:

(a)	in writing in English; and

(b)	delivered by email.

7.4.2.

A notice to the Issuer shall be sent to the following email address, or such other email address as the Issuer may indicate by not less than five (5) Business Days’ notice in writing to the Note Subscribers from time to time:

Email:           legal-corporate@babylon.com

Attention:     General Counsel, Legal Department

7.4.3.

A notice to a Note Subscriber shall be sent to the email address identified with its name on its signature page to this Agreement, or such other email address as such Note Subscriber may indicate by not less than five (5) Business Days’ notice to the Issuer in writing from time to time.

7.4.4.

A notice shall be effective upon receipt and shall be deemed to have been received: upon generation of a receipt notice by the recipient’s server, or if such notice is not so generated, upon the delivery to the recipient’s server.

7.4.5.	Any electronic communication which becomes effective, in accordance with Clause 7.4.4 above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

7.5	Release etc.

Any liability owing from any Party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by a Party in its absolute discretion without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise, or the rights of any other Party.

7.6	Survival of Rights, Duties and Obligations

7.6.1.

Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

7.6.2.

If a Party ceases to be a Party to this Agreement for any cause such Party shall not be released from any liability which at the time of the cessation has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such cessation.

7.7	Waiver

No failure of any Party to exercise, and no delay by it in exercising, any Right shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

7.8	Variation

No amendment to this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

7.9	Transfers

7.9.1.

Except as provided in this Clause 7.9 and otherwise expressly provided in this Agreement, none of the Parties may without the prior written consent of the others, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

7.9.2.

At any time prior to the Closing Date, the rights and obligations of each Note Subscriber under this Agreement may be transferred by a Note Subscriber (the “Existing Note Subscriber”) to a Related Fund of a Note Subscriber or Note Subscriber’s Affiliate (the “New Note Subscriber”) by delivery to the Issuer of a Transfer Agreement duly completed and duly executed by the Existing Note Subscriber and the New Note Subscriber, the date of such delivery being the “Transfer Date”.

7.9.3.	Unless expressly agreed to the contrary, an Existing Note Subscriber makes no representation or warranty and assumes no responsibility to a New Note Subscriber for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents or any other documents;

(b)	the financial condition of the Issuer;

(c)	the performance and observance by the Issuer of its obligations under the Transaction Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

7.9.4.	Each New Note Subscriber confirms to the Existing Note Subscriber, the Issuer and the other Note Subscribers that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Issuer and its related entities in connection with its subscription of the Notes and has not relied exclusively on any information provided to it by the Existing Note Subscriber in connection with any Transaction Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Issuer and its related entities whilst any amount is or may be outstanding under the Transaction Documents.

7.9.5.	Nothing in any Transaction Document obliges an Existing Note Subscriber to:

(a)	accept a re-transfer or re-assignment from a New Note Subscriber of any of the rights and obligations assigned or transferred under this Clause 7.9; or

(b)	support any losses directly or indirectly incurred by the New Note Subscriber by reason of the non-performance by the Issuer of its obligations under the Transaction Documents or otherwise.

7.9.6.	On the Transfer Date:

(a)

the Existing Note Subscriber will transfer absolutely to the New Note Subscriber by novation the rights and obligations under this Agreement in connection with the relevant Subscription Portion that are subject of the transfer in the Transfer Agreement;

(b)

the New Note Subscriber undertakes to be bound by this Agreement in all respects in connection with the relevant Subscription Portion that is the subject of the transfer in the Transfer Agreement as if the New Note Subscriber was a party to this Agreement and named in it as the Existing Note Subscriber and to observe and perform all of the provisions and obligations of this Agreement applicable to or binding on the Existing Note Subscriber in connection with the relevant Subscription Portion under the Agreement insofar as they fall to be observed or performed on or after the Transfer Date (the “Relevant Obligations”);

(c)	the Existing Note Subscriber will be released by the Issuer and the other Note Subscribers from the “Relevant Obligations” and expressed to be the subject of the release in the Transfer Agreement.

7.9.7.	This Agreement shall be binding on the Parties and their respective successors and assigns.

7.10	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

7.11	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of a Note Subscriber, of any Right under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any Right prevent any further or other exercise or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

7.13	Third Party Rights

A person who is not a Party to this Agreement has no right to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

7.14	Survival

The provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Notes.

IN WITNESS WHEREOF THIS AGREEMENT has been duly executed on the date stated at the beginning of this Agreement.

SIGNATURE PAGES

THE ISSUER

SIGNED on behalf of	) )
)
) /s/ Ali Parsadoust
BABYLON HOLDINGS LIMITED	)
) Ali Parsadoust
)
) Director

[Signature Page to Note Subscription Agreement]

THE NOTE SUBSCRIBERS

SIGNED on behalf of	)
)
)
)
ALBACORE PARTNERS III INVESTMENT	)
HOLDINGS DESIGNATED ACTIVITY COMPANY	)
and acknowledged for and on behalf of AlbaCore	)
Capital Group ICAV	)
)
By: ALBACORE CAPITAL LLP as investment	)
manager for and on behalf of AlbaCore Capital	)
Limited as AIFM for AlbaCore Partners III	)
Investment Holdings Designated Activity Company	)
and AlbaCore Capital Group ICAV	)
)
)
)
)

/s/ William Ammons

Notice Details

Address:	10 EARLSFORT TERRACE, DUBLIN, DUBLIN, D02 T380, IRELAND (copy to: 55 St James’s Street, London, SW1A 1LA)

Email:	Notices@albacorecapital.com (with a copy to Ipeer@albacorecapital.com and legal@albacorecapital.com)

Attention:	Directors (copy to: Legal Department)

[Signature Page to Note Subscription Agreement]

SCHEDULE 1

THE NOTE SUBSCRIBERS

Name of Note Subscriber	Percentage of Principal Amount

AlbaCore Partners III Investment Holdings Designated Activity Company, and any New Note Subscribers from time to time	100 per cent.

Total	100 per cent.

SCHEDULE 2

REPRESENTATIONS

1.1	Status

(a)	It and each of its Subsidiaries is:

(i)	a limited liability corporation, professional corporation, partnership, or company or a partnership with limited liability; and

(ii)	duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

1.2	Binding Obligations

Subject to the Legal Reservations, its obligations under this Agreement are, and upon due execution, its obligations under the Deed Poll and upon issue, the Notes will be, legal, valid, binding and enforceable obligations and the Notes will constitute direct, unconditional, unsubordinated obligations of the Issuer ranking pari passu and rateably, without any preference amongst themselves.

1.3	Power and Authority

It has the power to issue the Notes and enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each of the Transaction Documents and the Notes and to carry out the transactions contemplated by those documents and the Notes.

1.4	Non-Conflict with other Obligations

Subject to the Legal Reservations, the offer, sale, issue and distribution of the Notes and the entry into and performance by it of, and the transactions contemplated by the Transaction Documents and the Notes do not contravene:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or their respective assets, to an extent which has or is reasonably likely to have a Material Adverse Effect.

1.5	Consents and Approvals

(a)

All consents and approvals of any court, government department or other regulatory, administrative or international body required by the Issuer for the execution and delivery of the Transaction Documents and the Notes and the offer, sale, issue and distribution of the Notes and the performance of the terms of the Transaction Documents and the Notes by the Issuer have been obtained and are unconditional and in full force and effect.

(b)

No further action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the execution and delivery of the Transaction Documents and the Notes and the offer, sale, issue and distribution of the Notes and the performance of the terms of the Transaction Documents and the Notes by the Issuer.

1.6	Validity and Admissibility in Evidence

(a)	Subject to the Legal Reservations, all Authorisations required:

(i)	to enable it lawfully to offer, sell, issue and distribute the Notes and enter into, exercise its rights and comply with its obligations in the Transaction Documents and the Notes; and

(ii)	to make the Transaction Documents and the Notes admissible in evidence in Jersey,

have been obtained or effected and are in full force and effect save where failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect save where failure to do so would not have or would not reasonably be expected to have a Material Adverse Effect.

1.7	No Default

(a)

No Default is continuing or could reasonably be expected to result from the offer, sale, issue and distribution of the Notes, or the entry into, the performance of, or any transaction contemplated by, any Transaction Document or the Notes.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

(c)

No event has occurred which would constitute (after the issue of the Notes) an Event of Default under Condition 8 (Events of Default), or which, with the giving of notice or the lapse of time or other condition, would (after the issue of the Notes) could reasonably be expected to constitute an Event of Default.

1.8	Governing Law and Enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Transaction Documents and the Notes will be recognised and enforced in Jersey.

(b)	Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document or the Notes in the courts of England will be recognised and enforced in Jersey.

1.9	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Conditions 8(g) to (i); or

(b)	creditors’ process described in Conditions 8(f) to (i),

has been taken or, to the knowledge of the Issuer, threatened in relation to it or any Subsidiary and none of the circumstances described in Condition 8(f) applies to it or a Subsidiary.

1.10	No Misleading Information

So far as the Issuer is aware, having made due and careful enquiry, all material information (taken as a whole) provided to the Note Subscriber by the Issuer or its Representatives in connection with the Transaction Documents or the Notes on or before the date of this Agreement and not superseded before that date is true and accurate and not misleading in any material respect in the context of the Transaction Documents and the Notes.

1.11	Original Financial Statements

Its audited financial statements for the financial year ended 31 December 2020 give a true and fair view of its financial condition and results of operations during the relevant financial year.

1.12	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, would have or would be reasonably likely to have a Material Adverse Effect have (as far as the Issuer is aware having made due and careful enquiry) been started, pending or threatened in writing.

1.13	Compliance with laws

It and each of its Subsidiaries is in compliance with all laws and regulations (applicable to it in its relevant jurisdiction where non-compliance would reasonably be likely to have a Material Adverse Effect.

1.14	Taxation

(a)

Under the laws of its relevant jurisdiction and the United Kingdom it is not necessary that the Transaction Documents or the Notes be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration, notarial or similar Tax or fees be paid on or in relation to the Transaction Documents or the Notes or the transactions contemplated by the Transaction Documents or the Notes.

(b)

It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax which has or is reasonably likely to have a Material Adverse Effect.

1.15	Legal and Beneficial Ownership

It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business as it is presently being conducted, where failure to do so would have or would reasonably be expected to have a Material Adverse Effect.

1.16	Shares

(a)	As at the date of this Agreement, the Issuer has the number of fully paid and issued Shares as set out in Part 1 of Schedule 3.

(b)	As at the Closing Date:

(i)	the Issuer has the number of fully paid and issued Shares as set out in the certified share register excerpt delivered pursuant to Clause 3.1.1(f); and

(ii)	the Issuer’s authorised share capital is as set out in Part 2 of Schedule 3.

(c)

As at immediately prior to the Effective Time of the Business Combination, the fully diluted share capital of the Issuer was 351,499,956 ordinary shares of US$0.0000422573245084686 each in the capital of the Company (comprised of 310,662,380 class A ordinary shares of US$0.0000422573245084686 each in the capital of the Company and 40,837,576 class B ordinary shares of US$0.0000422573245084686 each in the capital of the Company), assuming at such time the exercise in full of any options or warrants and the conversion of any convertible securities (excluding for the avoidance of doubt any Shares or warrants, or rights to subscribe for Shares or warrants, to be issued or granted in connection with the Business Combination or on the Closing Date of the Original Notes).

(d)

As at the Closing Date, the Issuer has available for issue and authority to allot, free from pre-emption rights, sufficient share capital to enable the rights attaching to the Warrants to be satisfied in full pursuant to the Warrants, and all other rights of subscription and conversion into Shares to be satisfied in full in accordance with their terms.

(e)	The Shares to be issued upon exercising the Warrants will be fully paid and will not be subject to calls for further funds.

(f)	The Shares to be issued upon exercising the Warrants will rank pari passu with the then outstanding Shares of the same class.

1.17	Intellectual Property

The Intellectual Property required in order to conduct the business of the Group as is presently being conducted:

(a)

is beneficially owned by or licensed to members of the Group on arm’s length terms free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property and will not be adversely affected by the transactions contemplated by the Transaction Documents or the Notes in each case to an extent which would reasonably be expected to have a Material Adverse Effect; and

(b)

has not lapsed or been cancelled in any respect which has or could reasonably be expected to have a Material Adverse Effect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees where failure to do so would reasonably be expected to have a Material Adverse Effect.

1.18	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Representation

(a)	None of the Issuer or any of its Subsidiaries, nor to the Issuer’s knowledge any of their respective directors or officers:

(i)	is a Sanctioned Person; or

(ii)	has engaged or is engaged, whether directly or indirectly, in any activity:

(A)

which involves any Sanctioned Person and/or Sanctioned Country and which, in all cases, could reasonably be expected to result in any person being in breach of Sanctions or becoming a Sanctioned Person; or

(B)	in the last three years which has violated applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; or

(iii)

has in the last three years received notice or is otherwise aware of any claim, proceeding or regulatory authority-initiated investigation involving it with respect to a breach of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.

(b)

Nothing in this paragraph 1.18 shall create or establish an obligation or right for any entity to the extent that, by agreeing to it, complying with it, exercising it, having such obligation or right, or otherwise, a member of the Group would be placed in violation of any law applicable to it.

1.19	Private Offering by the Issuer

(a)

Neither the Issuer nor anyone acting on its behalf has offered or sold the Notes or any similar securities to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect of the Notes or any similar securities with, any person other than the Note Subscribers, each of which has been offered the Notes privately for investment.

(b)

Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would require the Issuer to publish a prospectus pursuant to the Prospectus Regulation, the UK Prospectus Regulation or the FSMA in respect of the issuance or sale of the Notes.

(c)

The consent of the Jersey Financial Services Commission pursuant to Article 4 of the Control of Borrowing (Jersey) Order 1958 is not required in respect of the issue of the Notes, as the number of persons in whose names the Notes are or are to be registered does not exceed ten (10) (joint holders being counted as one person).

(d)

A copy of this Agreement is not required to be delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, nor is the consent of the Jersey Registrar required in connection with its circulation.

1.20	Absence of Directed Selling Efforts

Neither it, nor any of its Affiliates, nor any person acting on its or their behalf has engaged, or will engage, in any “directed selling efforts” (as defined in Regulation S under the Securities Act) with respect to the Notes.

1.21	No Registration Required

(a)

The Notes issued will not be registered under the Securities Act nor registered or qualified under any state securities or “Blue Sky” laws of the states of the United States and accordingly, it acknowledges that the Notes may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

(b)

Neither the Issuer nor any of its Affiliates, nor any person acting on its or their behalf (i) has made or will make offers or sales of any security, or solicited offers to buy, or otherwise negotiated in respect of, any security of a type or in a manner which would be integrated with the sale of the Notes, under circumstances that would require the registration of the Notes under the Securities Act; or (ii) has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with any offer or sale of the Notes in the United States.

(c)

Neither it, nor any of its Affiliates, nor any person acting on any of their behalf has made or will make offers or sales of any securities under circumstances that would require the registration of the offer or sale of any Notes under the Securities Act.

1.22	Regulation S Compliance

It is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S) in its debt securities.

SCHEDULE 3

SHARE CAPITAL OF THE ISSUER

Part 1 – Issued Shares as at the date of this Agreement

Class of Shares	Total number of issued Shares as at the date of the Agreement
Class A Ordinary Shares with a par value of US$0.0000422573245084686 each	330,512,678
Class B Ordinary Shares with a par value of US$0.0000422573245084686 each	79,637,576
Deferred Shares with a par value of US$0.0000422573245084686 each	0

Part 2 – Authorised share capital of the Issuer as at the Closing Date

US$409,896.05 divided into:

1.	6,500,000,000 Class A Ordinary Shares with a par value of US$0.0000422573245084686 each;

2.	3,100,000,000 Class B Ordinary Shares with a par value of US$0.0000422573245084686 each; and

3.	100,000,000 Deferred Shares with a par value of US$0.0000422573245084686 each.

SCHEDULE 4

FORM OF TRANSFER AGREEMENT

THIS DEED is made on [●] by [●] of [●] (the “Existing Note Subscriber”) and [●] of [●] (the “New Note Subscriber”).

WHEREAS:

(A)

This deed is made by the Existing Note Subscriber and New Note Subscriber in compliance with clause 7.9 of a Note Subscription Agreement in respect of up to US$100,000,000 Notes due 2026 (to be consolidated and form a single series with the US$200,000,000 Notes due 2026 issued on 4 November 2021) (the “Notes”) dated 23 December 2021 (the “Agreement”) made between Babylon Holdings Limited (as the “Issuer”) and the Existing Note Subscriber.

THIS DEED WITNESSES as follows:

1.	This is a Transfer Agreement.

2.	Terms defined in the Agreement have the same meaning in this Transfer Agreement unless given a different meaning in this Transfer Agreement.

3.	The New Note Subscriber confirms receipt of a copy of the Agreement.

4.	The Existing Note Subscriber confirms that its Subscription Portion is [•] per cent.

5.	We refer to Clause 7.9 (Transfers) of the Agreement:

(a)

The Existing Note Subscriber transfers absolutely to the New Note Subscriber by novation the Subscription Portion of [•] per cent. (the “Assigned Portion”) together with all the rights of the Existing Note Subscriber under the Agreement.

(b)

The New Note Subscriber undertakes to be bound by the Agreement in all respects which correspond to the Assigned Portion as if the New Note Subscriber was a party to the Agreement and named in it as the Existing Note Subscriber and to observe and perform all the provisions and obligations of the Agreement applicable to or binding on the Existing Note Subscriber in relation to the Assigned Portion insofar as they fall to be observed or performed on or after the date of this deed (the “Relevant Obligations”).

(c)	The Existing Note Subscriber is released from the Relevant Obligations.

6.

A notice to the New Note Subscriber shall be sent to the email address identified with its name on its signature page to this Transfer Agreement, or such other email address as such New Note Subscriber may indicate by not less than five (5) Business Days’ notice to the Issuer in writing from time to time.

7.	The New Note Subscriber expressly acknowledges the limitations on the Existing Note Subscriber’s obligations set out in Clause 7.9.3 of the Agreement.

8.	The New Note Subscriber, by executing this Transfer Agreement, makes the representations in Clause 7.9.4 of the Agreement.

9.

This Transfer Agreement is made for the benefit of (a) the parties to the Agreement and (b) every other person who, after the date of the Agreement (and whether before or after execution of this Transfer Agreement), assumes any rights or obligations under the Agreement or adheres to it.

10.	This Transfer Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Agreement.

11.	This Transfer Agreement, including any non-contractual obligations arising out of or in connection with it, are governed by, and shall be construed in accordance with, English law.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED as a deed by [Existing Note Subscriber] acting by [●], a director in the presence of:[1]	) ) )

Director

Witness’s Signature:

Name:

Address:

EXECUTED as a deed by [New Note Subscriber] acting by [●], a director in the presence of:	) ) )	Director

Witness’s Signature:

Name:

Address:

Notice Details of New Note Subscriber

Address:	[•]

Email:	[•]

Attention:	[•]

[1]	Signature blocks to conform to relevant local law requirements.